Exhibit 99
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Laura J. Cinat
(312) 255-6167
laura.cinat@diamondcluster.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondcluster.com
DIAMONDCLUSTER INTERNATIONAL REPORTS THIRD QUARTER
FISCAL YEAR 2006 RESULTS
Earnings of 2 cents per diluted share
More than one million shares repurchased for the third consecutive quarter
CHICAGO, January 26, 2006—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced results for its third quarter of fiscal year 2006 (ended December 31, 2005).
Net revenue for the third quarter was $49.6 million, compared with $49.0 million for the prior quarter and $50.2 million for the third quarter of fiscal year 2005. The Company reported pretax income of $2.1 million, and net income of $0.6 million, or $0.02 per diluted share, compared with pretax income of $5.6 million and earnings of $0.15 per diluted share in the year ago period.
“Our franchise remains strong and the business environment is healthy,” said Mel Bergstein, chairman and CEO of DiamondCluster International. “We added 28 new clients in the third quarter, in addition to the 31 new clients in the second quarter. Client concentration continues to decline, our core clients are staying with us, and pricing remains strong.”
DiamondCluster repurchased 1.0 million shares of stock in the third quarter, for $7.8 million. This is the third consecutive quarter that the Company has repurchased more than a million shares of stock. In the first nine months of the fiscal year, the Company repurchased more than 3.5 million shares for approximately $34.3 million. As of December 31, 2005 DiamondCluster had $18.5 million remaining on its Board-approved repurchase authorization. The Company ended the third quarter with a cash and cash equivalents balance of $71.2 million.

DiamondCluster International Third Quarter FY2006 Results/page 2
Free cash flow (cash flow from operating activities less capital expenditures) in the third quarter was ($0.5) million, reflecting $4.1 million of cash outflows related primarily to the international restructuring that took place in September 2005. Days billings outstanding were 40 days in the third quarter, at the midpoint of the Company’s target range of 35 to 45 days.
DiamondCluster served 94 clients in the third quarter of fiscal year 2006, including 28 new clients. The Company’s top five client concentration decreased to 33% of revenue in the December quarter, down from 40% in the year-ago period. Global annualized revenue per consultant was $331 thousand during the third quarter. As of December 31, 2005, the Company had 577 client-serving professionals, down from 620 last quarter, including the international staff reductions that took place as part of the September 2005 restructuring.
The Company anticipates net revenue in the March quarter to be in the range of $49.5 to $51.0 million, pretax income to be between $3.0 and $3.5 million, income tax expense of approximately $2.5 million, earnings per diluted share of $0.02 or $0.03, and free cash flow of $2.0 to $4.0 million. The March quarter guidance includes $3.2 million of cash outflows related to previous restructuring charges.
“In preparation for assuming the role of CEO on April 1, I have been working with Jay Norman, our COO-elect, and our global management team on the plan for fiscal year 2007,” said Adam Gutstein, Managing Director of International and CEO-elect. “With our anticipated net revenue growth of roughly 2 percent in fiscal year 2006, we are expecting to grow net revenue in the range of 15 to 17 percent in fiscal year 2007 and to achieve an annual pre-tax margin of 9 to 10 percent, with quarterly improvements throughout the year. We’ll provide more detailed guidance for fiscal year 2007 during our March quarter conference call.”
About DiamondCluster International
DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices across Europe, North America, the Middle East and South America. To learn more, visit www.diamondcluster.com.
Conference Call
Management from DiamondCluster International will host a conference call today, January 26, 2006, at 8:15 am CT to discuss the results of the quarter. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal

DiamondCluster International Third Quarter FY2006 Results/page 3 securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. and Northern European markets, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-Q for the second quarter of fiscal year 2006, ended September 30, 2005.
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DiamondCluster International Third Quarter FY2006 Results/page 4
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$49,551	$50,168	$146,870	$141,149
Reimbursable expenses	6,541	6,454	20,007	19,522

Total revenue	56,092	56,622	166,877	160,671

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	35,181	32,381	104,551	94,281
Reimbursable expenses	6,541	6,454	20,007	19,522

Total project personnel expenses	41,722	38,835	124,558	113,803

GROSS MARGIN	14,370	17,787	42,319	46,868

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,210	2,648	6,014	5,640
Marketing and sales	856	1,031	2,620	2,507
Management and administrative support	9,858	8,959	28,761	26,093
Restructure expense	36	—	11,023	—

Total other operating expenses	12,960	12,638	48,418	34,240

INCOME (LOSS) FROM OPERATIONS	1,410	5,149	(6,099)	12,628

OTHER INCOME, NET	669	441	2,150	1,019

INCOME (LOSS) BEFORE INCOME TAXES	2,079	5,590	(3,949)	13,647

INCOME TAX EXPENSE	1,450	166	6,995	662

NET INCOME (LOSS)	$629	$5,424	$(10,944)	$12,985

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.02	$0.16	$(0.33)	$0.39

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.02	$0.15	$(0.33)	$0.36

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	32,521	33,491	33,254	33,436

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	33,283	36,414	33,254	35,728
The following amounts of stock-based compensation expense are included in each of the respective expense categories reported above:

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$3,141	$3,349	$9,226	$9,550
Professional development and recruiting	24	(7)	52	54
Marketing and sales	80	65	278	166
Management and administrative support	734	377	1,844	1,011

Total stock-based compensation expense	$3,979	$3,784	$11,400	$10,781

DiamondCluster International Third Quarter FY2006 Results/page 5
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2005	2005
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,240	$42,270
Short-term investments	—	55,975
Accounts receivable, net of allowance of $925 and $1,079 as of December 31, 2005 and March 31, 2005, respectively	24,618	22,044
Deferred tax asset — current portion	6,115	9,819
Prepaid expenses and other current assets	5,522	6,005

Total current assets	107,495	136,113

Computers, equipment, leasehold improvements and software, net	3,739	5,145
Deferred tax asset — non-current portion	9,920	10,841
Other assets	1,842	1,573

Total assets	$122,996	$153,672

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,704	$4,652
Share repurchase payable	1,625	—
Income taxes payable	1,678	1,611
Restructuring accrual, current portion	5,228	2,848
Other accrued liabilities	17,626	22,916

Total current liabilities	29,861	32,027

Restructuring accrual, less current portion	5,888	3,700

Total liabilities	35,749	35,727

Stockholders’ equity:
Common stock, 32,245 shares outstanding as of December 31, 2005 and 34,436 shares outstanding as of March 31, 2005	542,092	563,753
Stock-based compensation	—	(2,174)
Accumulated other comprehensive income	2,393	2,660
Accumulated deficit	(457,238)	(446,294)

Total stockholders’ equity	87,247	117,945

Total liabilities and stockholders’ equity	$122,996	$153,672

DiamondCluster International Third Quarter FY2006 Results/page 6
DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$629	$5,424	$(10,944)	$12,985
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Restructuring charges	36	—	11,023	—
Depreciation and amortization	685	790	2,103	2,474
Write-down of net book value of property, plant, and equipment	—	8	—	39
Stock-based compensation	3,979	3,784	11,400	10,781
Deferred income taxes	417	—	4,521	—
Changes in assets and liabilities:
Accounts receivable	(3,380)	2,739	(4,029)	4,741
Prepaid expenses and other	568	(163)	157	3,516
Accounts payable	189	(545)	(516)	(2,066)
Restructuring accrual	(4,072)	(461)	(4,976)	(2,147)
Other assets and liabilities	720	263	(4,634)	(5,307)

Net cash provided by (used in) operating activities	(229)	11,839	4,105	25,016

Cash flows from investing activities:
Net redemptions (purchases) of short-term investments	—	(9,250)	55,975	(4,725)
Capital expenditures, net	(264)	(423)	(1,029)	(1,236)
Other assets	—	5	60	96

Net cash provided by (used in) investing activities	(264)	(9,668)	55,006	(5,865)

Cash flows from financing activities:
Common stock issued, net	(416)	3,313	2,917	6,843
Tax benefits from employee stock plans	(23)	103	26	236
Purchase of treasury stock	(7,237)	(7,327)	(32,711)	(17,850)

Net cash used in financing activities	(7,676)	(3,911)	(29,768)	(10,771)

Effect of exchange rate changes on cash	449	505	(373)	568

Net increase (decrease) in cash and cash equivalents	(7,720)	(1,235)	28,970	8,948
Cash and cash equivalents at beginning of period	78,960	49,187	42,270	39,004

Cash and cash equivalents at end of period	$71,240	$47,952	$71,240	$47,952

Non-cash financing activities:
Treasury stock repurchase obligation	$1,625	$—	$1,625	$—
Transfer of stock-based compensation balance to additional paid-in capital upon adoption of SFAS No. 123R	—	—	2,174	—